Exhibit 10.58
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT is effective as of the date signed as entered with signature by the Company on its last page (the “Agreement”), by and between Digital Recorders, Inc. (the “Company” or “DRI”) with principal offices at 5949 Sherry Lane; Suite 1050, Dallas, TX 75225, and Mr. Stephen P. Slay of 3924 Boulton Court, Plano, TX 75025 (the “Executive”).
     NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the parties hereto agree as follows:
     1. Employment. The Company agrees to employ Executive and Executive agrees to serve Company as its Vice-President and Chief Financial Officer (“CFO”).
     2. Position and Responsibilities. The Executive shall exert his best efforts and devote full time and attention to the affairs of the Company. The Executive shall have the authority and responsibility given by the general direction, approval and control of the Chief Executive Officer of the Company, subject to the restrictions, limitations and guidelines set forth by the Board of Directors.
     3. Term of Employment. The term of Executive’s employment under this Agreement shall be deemed to have commenced on the effective date as stated above, and shall continue until one year thereafter (the “Initial Term”), subject to extension or termination as provided in this Agreement. Provided Executive is in compliance with all obligations of this Agreement, the term of Executive’s employment shall be automatically extended for additional one-year terms upon expiration of the initial Term unless either party to this Agreement receives 90 days’ prior written notice from the other electing not to so extend. Compensation shall be that set forth in Section 5 hereof, unless other provisions override.
     4. Duties. During the period of his employment hereunder and except for illness, specified vacation periods and reasonable leaves of absence, the Executive shall devote his best efforts and full attention and skill to the business and affairs of the Company and its affiliated companies as such business and affairs now exist and as they may be hereinafter be defined.
     5. Compensation. Commencing on March 16, 2007, the Company shall pay to the Executive as compensation for his services the sum of $175,0001 per year, payable pursuant to established Company pay policy. In addition, the Executive shall receive such additional compensation and/or bonuses as may be recommended by the CEO of the Company and voted to him in the discretion of the Compensation Committee for approval by the Board of Directors on the basis of the value of such Executive’s services to the Company.
     In the event of the occurrence of a “triggering event” which shall be defined to include a (i) change in ownership in one or a series of transactions of 50% or more of the outstanding shares of the Company, or (ii) merger, consolidation, reorganization or liquidation of the Company, and following such triggering event either (i) the Executive elects to terminate this agreement or (ii) the Executive’s services are terminated by the Company or the Executive or the

1 Refer to Attachment A

Executive’s duties, authority or responsibilities are substantially diminished, the Executive shall receive lump sum compensation equal to two times his annual salary and incentive or bonus payments, if any, as shall have been paid to the Executive during the Company’s most recent 12-month period within 30 days of the triggering event. If the total amount of the change of control compensation were to exceed three (3) times the Executive’s base amount (the average annual taxable compensation of the Executive for the five (5) years preceding the year in which the change of control occurs), the Company and the Executive may agree to reduce the lump sum compensation to be received by Executive in order to avoid the imposition of the golden parachute tax as provided in the Tax Reform Act of 1984, as amended by the Tax Return Act of 1986.
     In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a triggering event, or in order to enforce the rights and obligations of the Company as provided in this paragraph, the Company shall reimburse to the Executive all reasonable attorneys’ fees which may be expended by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Executive provides copies of invoices from the Executive’s counsel to the Company. However, such invoices may be redacted to preserve the attorney-client privilege, client confidentiality or work product.
     6. Expense Reimbursement. The Company will reimburse the Executive, at least monthly, for all reasonable and necessary expenses, including without limitation, travel expenses, and reasonable entertainment expenses, incurred by him in carrying out his duties under this Agreement. The Executive shall present to the Company each month an account of such expenses in such form as is reasonably required by the Board of Directors.
     7. Medical and Dental Coverage. The Executive will be entitled to participate in the Company’s employee group medical and other group insurance programs on the same basis as other executives of the Company. Any other benefits offered to personnel in the Company similar to Executive shall also be offered to Executive upon the same terms. Executive shall additionally be named as an insured party on the Officer and Director insurance policy carried by the Company.
     8. Medical Examination. If so requested, the Executive agrees to submit himself for physical examination on one occasion per year as requested by the Company for the purpose of the Company’s (should it elect to do so at its sole discretion) obtaining life insurance on the life of the Executive for the benefit of the Company as may be required; provided, however, that the Company shall bear the entire cost of such examinations and shall pay all premiums on any key man life insurance obtained for the benefit of the Company as beneficiary or with respect to any other designated beneficiary.
     9. Vacation Time. The Executive shall be entitled each year to a reasonable vacation in accordance with the established practices of the Company, now or hereafter in effect for the executive personnel of like standing, during which time the Executive’s compensation shall be paid in full.
     10. Benefits Payable on Disability. If the Executive becomes disabled from properly performing services hereunder by reason of illness or other physical or mental incapacity, the

Company shall continue to pay the Executive his then current salary hereunder for the first six (6) months of such continuous disability commencing with the first date of such disability.
     11. Obligations of Executive During and After Employment.
     (a) The Executive agrees that during the terms of his employment under this Agreement, he will engage in no other business activities directly or indirectly, which are competitive with or which might place him in a competing position to that of the Company, or any affiliated company.
     (b) The Executive realizes that during the course of his employment, Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and secret inventions and processes of the Company and its affiliated companies (hereinafter sometimes referred to as “Confidential Information”). Therefore, during or subsequent to his employment by the Company, or by an affiliated company, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. The restrictions and obligations of Executive set forth in this Section 11(b) shall not apply to (i) information that is or becomes generally available and known to the industry (other than as a result of a disclosure directly or indirectly by Executive); or (ii) information that was known to Executive prior to Executive’s employment by the Company or its predecessor.
     (c) Because of his employment by the Company, Executive shall have access to trade secrets and confidential information about the Company, its business plans, its business accounts, its business opportunities, its expansion plans into other geographical areas and its methods of doing business. Executive agrees that for a period of six (6) months after termination or expiration of his employment, he will not, directly or indirectly, compete with the Company in its then present business or anticipated lines of business in any geographic area in which the Company competes or has planned to do business on the effective date of termination as set forth in its most recent Strategic Business Plan. Further, he agrees for the same period that he shall in no manner solicit or contact any customer or organization with which the Company does business for the purpose of any act which might be considered competition or which may be construed to be detrimental to the business or goodwill of the Company.
     (d) With respect to Inventions made or conceived by the Executive since the time he began work with the Company, whether or not during the hours of his employment or with the use of the Company facilities, materials, or personnel, either solely or jointly with others during his employment by the Company or within one year after termination of such employment if based on or related to Confidential Information, and without royalty or any other consideration, the following shall apply:
     (i) Inventions. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, programs, and techniques, as well as improvements or know-how, concerning any present or prospective activities of the Company with which the Executive becomes acquainted as a result of his employment by the Company.
     (ii) Reports. The Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved. A report will be submitted by the Executive upon completion of any studies or research projects undertaken on the Company’s behalf, whether or not in the Executive’s opinion a given project has resulted in an Invention.
     (iii) Patents. The Executive shall apply, at the Company’s request and expense, for United States and foreign letter patent either in the Executive’s name or otherwise as the Company shall desire.
     (iv) Assignment. The Executive hereby assigns and agrees to assign to the Company all of this rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions.
     (v) Cooperation. The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, such written instruments and do such other acts, such as giving testimony in support of the Executive’s inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.
     (vi) Use. The Company shall also have the royalty-free right to do business, and to make, use, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements or know-how, whether or not within the scope of inventions, but which are conceived or made by the Executive during the hours which he is employed by the Company or with the use or assistance of the Company’s facilities, materials, or personnel, or within the period set forth in this Section 11.
     (e) In the event a court of competent jurisdiction finds any provision of this Section 11 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Executive’s intention to provide the Company with the broadest protection possible against harmful competition.

     12. Nonsolicitation of Employees. Executive undertakes and agrees that during the term of this Agreement and for a period of one (1) year after this Agreement shall be terminated, whether voluntarily or involuntarily, he will not, without the prior written approval of the Company solicit any other employees with regard to working for a competitor.
     In the event Company shall establish to the satisfaction of a court of competent jurisdiction the existence of a breach or threatened breach by Executive of this section, the Company, in addition to any other rights and remedies it may have, shall be entitled to an injunction restraining the Executive from doing or continuing to do any such act in violation of this section, as well as attorney’s fees and costs of prosecution to enforce this Agreement, if the Company ultimately prevails on the merits.
     13. Termination for Cause by the Company. The Company may, without liability, terminate the Executive’s employment hereunder for cause at any time upon written notice from the CEO specifying such cause, and thereafter the Company’s obligations hereunder shall cease and terminate; provided, however, that such written notice shall not be delivered until after the CEO shall have given the Executive written notice specifying the conduct alleged to have constituted such cause and the Executive has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice.
     Grounds for termination “for cause” are one or more of the following:
     (a) A willful breach of a material duty by the Executive during the course of his employment;
     (b) Habitual neglect of a material duty by the Executive;
     (c) Fraud on the Company, conviction of a felony involving or against the Company, or conviction of a crime of moral turpitude that affects the integrity and name of the Company.
     Executive shall resign as a director and an officer of the Company if terminated for cause.
     14. Termination by the Executive or the Company Without Cause.
     (a) The Executive, without cause, may terminate this Agreement upon 90 days prior written notice to the Company. In such event, the Executive may be required (at the sole discretion of the Company) to render the services required under this Agreement during such 90-day period. Compensation for vacation time not taken by Executive shall be paid to the Executive at the date of termination. Executive shall be paid for only the ninety (90) day period, if actually required to work, pursuant to normal pay practices and then all obligations regarding pay shall cease. Executive shall resign as a director and as an officer if he terminates this Agreement.
     (b) The Company, without cause, may terminate this Agreement. In such event, the Company shall pay a severance allowance equal to six (6) months of the base salary payable at regular scheduled pay periods over the period. Said severance shall be subject to mitigation should Employee obtain other employment during the severance period by the amount earned by the Employee during the severance period regardless of when paid or to be paid. Executive shall resign as a director and as an officer of the Company if the Company terminates this Agreement.
     15. Termination upon Death of Executive. In addition to any other provision relating to the termination, this Agreement shall terminate upon the Executive’s death. In such event, the Company shall pay a severance allowance equal to three (3) months of the base salary without bonuses to the Executive’s estate.
     16. Arbitration. Any controversy, dispute or claim arising out of, or relating to, this Agreement and/or its interpretation shall, unless resolved by agreement of the parties, be settled by binding arbitration in Mecklenburg County, Charlotte, North Carolina, in accordance with the Rules of the American Arbitration Association then existing. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law of the State of North Carolina. The award rendered by the arbitrators shall be final and judgment may be entered upon the award in any court of the State of North Carolina having jurisdiction of the matter.
     17. General Provisions.
     (a) The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or to the claims of the Company’s creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its property or assets or assignment via reincorporation.
     (b) This Agreement and the rights of Executive with respect to the benefits of employment referred to herein constitute the entire Agreement between the parties hereto in respect of the employment of the Executive by the Company and supersede any and all other agreements either oral or in writing between the parties hereto with respect to the employment of the Executive.
     (c) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction or in an arbitration proceeding, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.
     (d) This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.
     (e) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.
     18. Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.

     19. Text to Control. The headings of paragraphs and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.
     20. Authority. The officer executing this agreement on behalf of the Company has been empowered and directed to do so by the Board of Directors of the Company.

FOR THE COMPANY:	DIGITAL RECORDERS, INC.

Dated: 16 March 2007	By:	/s/ David L. Turney
Title: Chief Executive Officer (“CEO”)

FOR THE EXECUTIVE:

Dated: 16 March 2007	/s/ Stephen P. Slay
Stephen P. Slay

Attachment A
Compensation:
A.	Starting $175,000 annually payable semi-monthly.

B.	Increases by $15,000 annually payable semi-monthly upon re-securing CPA license.

C.	Company will reimburse educational expenses incurred in connection with re-securing and maintaining CPA license.

D.	Company will reimburse expenses of CPA license fees in arrears not to exceed $6,000 and will further reimburse future annual fees required to maintain that license once issued.

E.	Incentive Stock Options in the amount of 30,000 shares will be awarded based on NASDAQ market closing price on the business day next following signature on this agreement by Executive.

F.	Executive is eligible for merit performance reviews and possible related increases in compensation. The first such review will be in July 2007 which will encompass his first full year of employment as well as the 90 day probationary period cited in paragraph 15 of this Agreement.